UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Consolidated-Tomoka Land Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 28, 2009, Consolidated-Tomoka Land Co. provided the following information to Rick Metrics and Proxy Governance.

April 29, 2009

Dear Shareholders:

Your vote at the upcoming 2009 Consolidated-Tomoka Annual Meeting on May 13 will play a critical role in determining the future direction of the Company and the value of your investment.

VOTE the WHITE PROXY CARD TODAY to Support Your Board’s Efforts to

Protect Your Company and Your Investment

As you know, Wintergreen Advisers, a New Jersey-based investment firm, is conducting a proxy contest to gain control of FIVE seats on the Company’s Board of Directors to bring what they describe as “much-needed” change to CTO.

In pursuit of its goal of gaining control of the Company, Wintergreen has personally attacked members of the Company’s Board, questioned their integrity and used vague and irrelevant innuendo that have no bearing on the Board’s activities, all because Wintergreen can’t actually cite any specific instance of improper activity and because Wintergreen can’t articulate an alternative strategy for CTO that would deliver better performance.

THE COMPANY’S BUSINESS PLAN HAS BEEN AND IS VERY STRONG

Why can’t Wintergreen talk about what they would do if they gained control? Instead they stoop to personal attacks on our Board.

These are the facts:

•

Wintergreen’s Smear Campaign on CTO’s Directors is a Smoke Screen – Wintergreen makes a wide range of vague inferences about “overlapping connections” among Board members but never once cites an example of where these “connections” have ever resulted in an action that was not in the best interest of CTO shareholders. Wintergreen omits dates and misstates facts such as claiming that a CTO Board member (who was, in fact, not a Board member until fourteen years later or an employee of the building owner until three years later) rented space to a large national insurance company that TWELVE years later employed one of our CTO Board members. You can read a point-by-point rebuttal of every Wintergreen inference at www.ctoproxycontest.com.

The fact that several of CTO’s Board members have served or do serve on college or non- profit boards is an asset – not a liability – to our Company. Since the Company’s extensive land holdings are all local, the Company’s ability to maximize the value of its land asset for shareholders depends in part on the Company’s ability to network with all aspects of the greater Daytona Beach Community and having five of eight local Board members and community leaders actively involved in promoting the Company’s best interests is critical to the success of the Company and provides local oversight of management. The Board consistently operates in the best interest of its shareholders and follows appropriate procedures if a situation arises where there is a potential for a real conflict of interest.

•

Wintergreen’s Nominees Have “Overlapping Connections” – While Wintergreen seeks to give the impression that CTO’s Board is somehow impaired by alleged “overlapping connections,” it has nominated or suggested a collection of directors over the years who also have “overlapping relationships” with each other and/or with Wintergreen, despite the fact that Wintergreen claims they are all “completely independent.” In fact, of the eight nominees to the Board by Wintergreen over the last three years, three nominees served together on the Board of Florida East Coast Industries, a company in which Franklin Mutual Advisers, LLC, was the largest shareholder while David Winters was the CEO and CIO. Apparently, “overlapping connections” are not a problem when they apply to Wintergreen nominees.

•

CTO’s Board is ALREADY Independent – Eight out of its nine current members are independent and under the Board’s proposed slate of candidates, that ratio will increase to ten out of eleven members. The Audit, Compensation, and Governance Committees consist solely of independent members, and two of the three members of the Executive Committee are independent members. Of the current Board members, six of the eight independent members have been on the Board for five years or less. The Board maintains active communication with its shareholders and is transparent in its dealings.

•

Wintergreen will have Appropriate Representation – In direct response to Wintergreen’s request the Board’s Governance Committee interviewed and vetted each of Wintergreen’s five nominees. Two – John Allen and Jeffry Fuqua – were recommended by the Company on its endorsed slate of candidates. We believe that adding two Wintergreen nominees on a Board of eleven members is an appropriate level of representation. Wintergreen’s effort to instead gain FIVE seats through its proxy contest clearly indicates that it wants control without paying a premium to the Company’s other shareholders.

•

Wintergreen Has No Plan – Wintergreen has spent a significant amount of time and energy making personal attacks against CTO’s Board, but little time articulating what it believes the Company should do differently and how its plan would be to better enhance shareholder value. Your Board is very concerned about the type of changes that Wintergreen might advocate, particularly given its past poor suggestions, which have included abandoning the Company’s tax-deferred 1031 strategy, discontinuing land sales, and engaging almost exclusively in self-development, which could only be done by taking on larger debt and would eliminate needed income from land sales.

There is no doubt about Wintergreen’s intentions since they specifically stated in a letter on February 26, 2007: “The 1031 transactions have brought cash flow stability to the company but do not appear to be the best strategy to follow on a go-forward basis” and that, “Holding and (self) developing these properties, we believe will result in the highest value of intrinsic growth over time.” Had these strategies been pursued in 2007 as proposed by Wintergreen,

CTO would be in a very severe financial position like most of our real estate industry peer group. In fact, other companies such as the St. Joe Company (NYSE: JOE) that are experiencing significant challenges, are reconsidering self-development, and have recently adopted corporate strategies more similar to CTO’s.

•

CTO Has A Plan And it is Working – Over the past 10 years, the management and Board of Directors for CTO have significantly increased shareholder value while also employing a strategy that has protected the Company and its shareholders during this unprecedented economic downturn that has wreaked havoc across all sectors of the economy, most notably the real estate industry. Your Board understands what is most important and that is overseeing the development and implementation of a sound business strategy that delivers shareholder value over the long term. That is exactly what this Board has done through the development and periodic refinement of a strategy that was initiated in 1999 and that has delivered peer-leading results over the past ten years.

With your support, the CTO Board will continue taking all proper actions to increase value for all of its shareholders.

Your Board strongly recommends that you vote FOR all six Board nominees on the WHITE card today (Proposal #1).

Thank you again for your continued support.

Sincerely,

/s/ William H. McMunn
William H. McMunn
President and Chief Executive Officer

Important Additional Information

The Company has filed with the Securities and Exchange Commission (“SEC”) and mailed to its shareholders a definitive proxy statement dated April 8, 2009 in connection with the solicitation of proxies for its 2009 annual meeting of shareholders. Shareholders are strongly advised to read the Company’s definitive proxy statement and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of the Company’s definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2009 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov, on the Company’s website at http://ctlc.com/2009_proxy.html or by writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida, 32120-0809. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, The Altman Group, toll-free at (866) 620-1450 or by email at pcasey@altmangroup.com. The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2009 annual meeting of shareholders. Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in the Company’s definitive proxy statement filed with the SEC on April 8, 2009 and its Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 12, 2009.

Safe Harbor

Certain statements contained in this letter (other than statements of historical fact) may constitute forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” foresee,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon our expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on the Company will be those anticipated by us. We wish to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2009, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; the loss of any major income property tenants; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; and the availability of capital. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

VERY IMPORTANT!

VOTE THE WHITE CARD ONLY

1.	If your shares are registered in your own name, please sign, date, and mail the enclosed WHITE proxy card to The Altman Group in the postage-paid envelope provided today.

2.	If your shares are held in the name of a brokerage firm, bank, nominee, or other institution, only it can vote your shares and only after receiving your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

Your Board of Directors recommends that you vote on the WHITE card FOR all of the Board’s nominees, FOR proposal #2, and AGAINST proposals #3, #4, and #5.

3.	After signing the enclosed WHITE proxy card, do not sign or return any green proxy card sent to you by Wintergreen Advisors, LLC. Not even to vote against Wintergreen. Doing so will cancel your WHITE proxy card. Your latest dated proxy card is the one that counts.

4.	If you have previously returned a green proxy card, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any green proxy card already sent to Wintergreen by signing, dating, and mailing the enclosed WHITE proxy card in the postage-paid envelope provided ASAP.

If you have any questions or need help voting your shares please contact our proxy solicitor:

THE ALTMAN GROUP

1200 Wall Street West

Lyndhurst, NJ 07071

Shareholders Call Toll Free: (866) 620-1450

Banks and Brokerage Firms Call Collect: (201) 806-7300